Exhibit 77O

RULE 10f-3 REPORTING FORM

Name of Adviser/Subadviser:  Hansberger Global Investors, Inc.

Name of Fund:  HIS International Core Fund

Total Net Assets of Fund:  $49,734,752

Issuer:  Danone (6/1/2009 Ex-Date Rights Offering)

Underwriter(s):  Calyon, JP Morgan, BNP Paribas, Citi, Lazard-NATIXIS,
 Societe Generale Corporate & Investment Banking, ABN Amro,
Banco Santander, Barclays Capital and HSBC

Affiliated Underwriter in the Syndicate:  Lazard-NATIXIS

Date of Purchase:  June 25, 2009

Date of Offering:  June 1 June 12, 2009 (subscription period)

Amount of Purchase : 1,784 shares (130,680 shares purchased across all HGI accounts)

Purchase Price:  24.73 EUR

Commission or Spread: None


Check that all the following conditions have been met (any exceptions should be discussed prior to commitment):

X	The securities are (i) part of an issue registered under the
 Securities Act of 1933 (the 1933 Act) that is being offered to the public, (ii) part of an issue of government securities as defined under the Investment Company Act of 1940, (iii)municipal securities as defined under the Securities Exchange Act of 1934, (iv) sold in an offering conducted under the laws of a country other than the United States subject to certain requirements, or (v) exempt from registration under Rules 144A of the 1933 Act.

	If the securities meet conditions (i), (ii), (iv) or (v):

X	the issuer of such securities has been in continuous operation for not less than three years (including operations of predecessors).


If the securities meet conditions (iii):

__	the issuer of such securities has received an investment grade rating from a nationally recognized statistical rating organization or if the issuer of the municipal securities or entity supplying the revenues from which the issue is to be paid has been in continuous operation for less than three years (including any predecessors), it has received one of the three highest ratings from at least one such rating service


X	The securities were purchased prior to the end of the first
day of which any sales were made and the purchase price did not exceed the offering price (or fourth day before termination, if a rights offering).

X	The underwriting was a firm commitment.

X	The commission, spread or profit was reasonable and fair
compared to that being received by others for underwriting similar securities during a comparable period of time.

X	The amount of the securities purchased by the Fund, aggregated with purchases by any other investment company advised by the Funds investment adviser or sub-adviser, and any purchases by another account with respect to which the investment adviser or sub-adviser exercised such investment discretion with respect to the purchase did not exceed
 25% of the principal amount of the offering.

X	No underwriter which is an affiliate of the Funds adviser or sub-adviser was a direct or indirect participant in, or benefited directly or indirectly from the purchase.

X	The purchase was not part of a group sale (or part of the
institutional pot), or otherwise allocated to the account of an officer, director, member of an advisory board, investment adviser or employee of the Fund or affiliated person thereof.



























Syndicate
7/29/08

Lead Manager:	Credit Suisse Securities (Europe)

Co-Lead Manager(s):	Banca Akros (Gruppo BPM)
			Bancaja
			Bayerische Lbank Intl Luxembourg
			Caja Madrid
			Citigroup Global Markets Ltd
			Credit Agricole SA
			Dekabank
			Deutsche Bank AG London
			DZ Bank AG
			Erste Bank Group
			ING Bank NV
			Intesa Sanpaolo SpA
			KBC Bank NV
			Natixis
			Oesterreichische Volksbanken AG
			Rabobank International/London
			Raiffeisen Zentralbank Austria/Aus
			Royal Bank of Canada
			SEB Debt Capital Markets
			Standard Chartered PLC
			Svenska Handelsbanken
			Wachovia Bank